EXHIBIT 10.89

Executable Version

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is by and between TTEC Services Corporation, a Nevada corporation (“TSC” or the “Company”) and a wholly owned subsidiary of TTEC Holdings, Inc., a Delaware corporation (“TTEC Parent”), and John Abou ("Executive"), each a “Party” and together the “Parties.” The Executive Employment Agreement is executed to be effective as of July 17, 2024 or as otherwise agreed by the parties (“Effective Date”).

1.Appointment.

a.Subject to the terms of this Agreement, and assurances included in Exhibit I to this Agreement, the Company hereby appoints Mr. Abou as President, TTEC Engage business segment; and vests in him the relevant responsibilities to oversee the day to day activities of TTEC Engage business segment, including strategy, portfolio expansion, client acquisition and success, operational execution and overall P&L for the business, in the best interest of TTEC Parent and its shareholders. In this role, the Executive will report to Ms. Michelle “Shelly” Swanback, TTEC Parent’s President and TTEC Engage Chief Executive Officer, and will be a member of TTEC Parent company’s executive leadership team.

For purposes of relevant U.S. federal securities laws, the Executive will be a public company executive officer (but not a “Section 16 Officer” as that term is defined in relevant regulations), subjecting the Executive to the various compliance requirements appropriate for public company officers.  Please refer to Exhibit A to this Agreement for Directors and Executive Officers U.S. Securities Law Handbook for reference.

b.The Executive shall devote his full-time and best efforts to the performance of all duties contemplated by his role and responsibilities, and as assigned to from time to time by TTEC Engage CEO. Unless otherwise specifically authorized in writing by TTEC Parent, Executive shall not engage in any other business activity, or otherwise be employed by any other company other than TTEC’s subsidiaries. Notwithstanding the foregoing, the Executive is not precluded by the terms of this Agreement from serving on boards of directors of non-competitor companies or not-for-profit organizations with TTEC Parent’s prior written approval.

c.Executive shall render services to the Company and TTEC Parent as necessary to protect and advance the best interests of TTEC Parent, all its affiliated companies, and its shareholders, acting at all times, in accordance with TTEC Ethics Code: How TTEC Does Business, included in this Agreement as Exhibit B, the Ethics Code for Executive and Senior Financial Officers, included in this Agreement as Exhibit C (TTEC Ethics Code and Ethics Code for Executive and Senior Financial Officers shall collectively be referred in this Agreement as the “Ethics Code”), and in accordance with all other material policies and procedures.

d.Executive’s location of employment will be his current place of residence, in Pittsford, New York, and he will not be required to relocate for the role.  His location notwithstanding, Executive understands and agrees that his role with TTEC Engage requires extensive travel and he understands and agrees that such travel is a material part of his responsibilities.  Executive shall travel in accordance with the TTEC Parent travel policy.

e.Notwithstanding other provisions in this Agreement, but subject to the reasonable interpretation of provisions of Paragraph 5(g) (Termination for "Good Reason" or “Constructive Termination), Executive understands and agrees that his role and responsibilities may change over time in the best interest of the business, and the Company or TTEC Parent reserves the right to assign to Executive different and/or additional roles and assignments that best serve the business.

2.	Compensation.
a.Salary and Periodic Salary Review.  As of the Effective Date, the Executive’s base salary is $600,000 (including any increases thereto, “Base Salary”), payable in equal installments in accordance with the Company’s standard payroll practice, less legally required deductions and withholdings.  The Base Salary may be periodically reviewed and increased, at the discretion of the Company to appropriately reflect his role in the business, the contribution of the role, and the market pay for such role in accordance with TTEC Parent standard compensation review practices. Notwithstanding the foregoing, nothing in this Agreement provides assurances that the Executive’s salary will be increased from time to time.

b.Variable Incentive Compensation (annual cash bonus).  As of the Effective Date, Executive shall be eligible to participate in an annual performance-based cash incentive program, currently referred to as TTEC Variable Incentive Plan (“VIP”) pro-rated, in 2024 only, based on the Effective Date.  The Executive’s annual VIP target opportunity of 100% of Base Salary tied to the annual TTEC Engage performance targets, TTEC Parent business performance goals, as well as the Executive’s personal goals, as set by the TTEC Engage Chief Executive Officer from time to time. As of the Effective Date, these targets and goals for 2024 are outlined in Exhibit F of this Agreement, but they may change from time to time.  Notwithstanding the foregoing, assuming the Executive starts employment with the Company in July, 2024, he is guaranteed VIP payment of at least $300,000, provided he continuous to be employed by the Company when the 2024 VIP payment is made in 2025.

c.Equity Incentive Compensation (annual equity compensation).  As of the Effective Date, the Executive is also eligible to participate in TTEC’s annual Equity program, designed to provide long term incentives for senior executives of TTEC Parent.  This incentive Equity program aligns the Executive’s interests with the interests of TTEC company stockholders.

Currently, TTEC offers its equity grants in the form of restricted stock units (the “RSUs) and performance restricted stock units (“PRSUs”) vesting over a period of years.  Until and unless modified by the Compensation Committee of the Board of TTEC Parent (“Compensation Committee”), the Executive shall be eligible for an annual RSU equity grant opportunity and annual PRSU equity grant opportunity of 50% of Base Salary each (100% Base Salary in the aggregate), in fair market value of TTEC equity, based on the market value of TTEC stock at the time of the grant. The RSU grants are usually time based with a three-year vesting schedule; while the PRSUs are performance-based equity with a three-year cliff-vesting schedule based on the performance of the business during the three-year measurement period, and an opportunity to overperform up to 200% of the original grant.

The RSUs/PRSUs are granted under the terms of grant-specific agreements that are approved by the Compensation Committee from time to time (“Equity Agreements).  These Equity Agreements provide vesting schedules, performance metrics, if any, and other material terms of each grant. TTEC Parent and the Compensation Committee reserve the right, at their discretion, to change the terms of future Equity Agreements and the equity granted thereunder. The use of the RSUs/PRSUs, as part of the annual equity grant, is discretionary and may be substituted, at the discretion of the Compensation Committee, for other equity instruments in accordance with incentive compensation plans adopted by TTEC Parent from time to time.  All equity grants as part of TTEC Parent Equity program are subject to Executive Stock Ownership Guidelines included in this Agreement as Exhibit D.

d.Incentive Award Size Determination and Payment Timing.  Except as stated otherwise with respect to VIP payable for 2024 performance in Paragraph 2(b) (Variable Incentive Compensation) Executive’s actual annual VIP and Equity awards are discretionary and are not guaranteed.  They are based on a combination of metrics reflecting targets and goals of the business and certain subjective management objectives, as set-out and annually approved by TTEC CEO and the Board, and the Executive’s compliance with the conduct guidelines outlined in the Ethics Code. The metrics may change from time to time as determined by the Compensation Committee.  The timing for the payment of the VIP and Equity awards, if any, is determined from time to time (usually annually) by the Compensation Committee.

For the first calendar year of employment, the Executive’s Equity eligibility will be prorated to actual number of months the Executive is employed by the Company in the year.

e.Welcome Aboard Equity Incentive - Time-Based New Hire RSU Grant.  Subject to approval of the Compensation Committee, TTEC Parent shall grant to the Executive RSUs with a market value of $750,000 based on TTEC stock fair market value at the time of the grant (“New Hire RSUs”).  The New Hire RSUs shall be granted in accordance with the terms and conditions set forth in the Equity Agreement, attached hereto as Exhibit E and incorporated herein by reference.  The New Hire RSUs shall vest in five (5) tranches 20% each, vesting  consecutive anniversaries of the Effective Date, provided that the Executive continues to be employed by the business on each of the vesting dates.

f.Reimbursement of Business Expenses.  The Company agrees to reimburse the Executive for all reasonable out-of-pocket business expenses incurred by him on behalf of the Company in accordance with TTEC expense reimbursement policies.

g.Services to Subsidiaries. Executive acknowledges that, as part of his employment responsibilities, he may be required to serve as an officer and/or director (“D&O”) of TTEC subsidiaries, affiliates, and related entities.  He hereby agrees to perform such duties diligently and without additional compensation, and to follow TTEC Parent’s direction in the performance of such services. For the duration of such D&O services, TTEC shall maintain appropriate D&O insurance policies for the Executive’s protection in connection with the services. Furthermore, the Executive agrees to resign such D&O roles, if requested to do so by TTEC Parent.

h.Tax Liability and Withholdings.  All compensation and other payments made under this Agreement will be subject to withholding of the federal, state, and local taxes, Social Security, Medicare and other withholdings in such amounts as is reasonably determined by Company. The withholdings taxes due with respect to any equity grants may, at Company’s discretion and in accordance with the relevant equity plans, be deducted directly from the equity being granted or as it vests.  The Company shall have the right to take all the action as it deems necessary to satisfy its and employee’s tax withholding obligations.

3.Benefits.

a.Health and Welfare Benefits.  Executive shall be eligible to participate in TTEC health and wellness plans in a manner similar to others at his level of responsibility at the Company, including participation for the Executive and his dependents in TTEC group medical, vision, and dental insurance and other welfare plans, as they continue or change from time to time.  The eligibility for most wellness benefits starts on the first day of the month following 30 days’ employment tenure with the Company and given the Effective Date will start for the Executive on August 1, 2024.

b.Miscellaneous Benefits.  The Executive shall be eligible for benefits generally applicable to other senior management employees of the Company, as they are in effect from time to time, including TTEC 401(k) Plan and its Deferred Compensation Plan.

c.Paid Leave. The Executive shall be eligible to participate in paid time off (“PTO”) and sick leave benefit programs pursuant to the Company’s current time off/leave policy (or any other vacation/sick policy then in effect).  The Executive will also be paid for time off for holidays in accordance with the TTEC holiday policy.

4.Change in Control.

For purposes of this Agreement, “Change in Control” event shall mean the occurrence of any one of the following:

a.Any consolidation, merger or other similar transaction (i) involving TTEC Parent, if TTEC Parent is not the continuing or surviving corporation, or (ii) which contemplates that all or substantially all of the business and/or assets of TTEC Parent would be controlled by another corporation or legal entities not controlled by TTEC Parent (collectively, “Business Combination”); provided, however, that the foregoing shall not apply to any Business Combination with respect to which, following such Business Combination, more than 51% of the combined voting power of the then outstanding voting securities of the successor entity for the Business Combination are directly or indirectly (beneficially or otherwise) owned by all or substantially all of the individuals and entities that were the beneficial owners of at least 51% of the outstanding common stock and/or other voting securities of TTEC Parent immediately prior to such Business Combination, in substantially the same proportion of total ownership as their ownership immediately prior to such transaction;

b.Any sale, lease, exchange or transfer (in one transaction or series of related transactions) of all or substantially all of the assets of TTEC Parent (a “Disposition”); provided, however, that the foregoing shall not apply to any Disposition with respect to which, following such Disposition, more than 51% of the combined voting power of the then outstanding voting securities of the receiving entity for the Disposition are directly or indirectly (beneficially or otherwise) owned by all or substantially all of the individuals and entities that were the beneficial owners of at least 51% of the outstanding common stock and/or other voting securities of TTEC Parent immediately prior to such Disposition, in substantially the same proportion of total ownership as their ownership immediately prior to such Disposition;

c.Approval by the stockholders of TTEC Parent of any plan or proposal for the liquidation or dissolution of TTEC, unless such plan or proposal is abandoned within 60 days following such approval;

d.The acquisition by any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the U.S. Securities Exchange Act of 1934, as amended (“the Exchange Act”)), or two or more persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of  the Exchange Act) of 51% or more of the outstanding shares of voting stock of TTEC Parent; provided, however, that for purposes of the foregoing, the term “person” shall exclude Kenneth D. Tuchman and his affiliates; provided, further that the foregoing shall exclude any such acquisition (1) made directly from TTEC Parent, (2) made by TTEC Parent (directly or through an affiliated company), or (3) made by a TTEC employee benefit plan (or related trust) sponsored or maintained by TTEC Parent or any of its affiliates; or

e.If, during any period of 15 consecutive calendar months commencing at any time on or after the Effective Date, those individuals (“Continuing Directors”) who either (1) were directors of TTEC Parent on the first day of each such 15-months period, or (2) subsequently became directors of TTEC Parent and whose actual election or initial nomination for election subsequent to that date was approved by a majority of the Continuing Directors who were then members of the TTEC Parent Board of Directors, cease to constitute a majority of the Board of Directors of TTEC Parent.

5.Termination and Payments, Benefits On Termination.

a.Termination by the Executive.  The Executive may terminate his employment with the Company with ninety (90) days’ written notice of his intention.  The parties may mutually agree to a different separation date including shorter notice period.  The Executive shall not be entitled to any separation related compensation or benefits, if he terminates his employment with the Company pursuant to this Paragraph 5(a).

b.Termination by the Company without Cause. Subject to provisions of Paragraphs 5(c) (Termination for Cause), Paragraph 5(e) (Termination upon Executive’s Death), Paragraph 5(f) (Termination Due to or Following Disability), and the provisions of Paragraph 5(h) (Termination in Connection with Change in Control Event), the Company, in its sole discretion, may terminate the Executive’s employment without a reason or for any reason (“Termination without Cause”) by providing thirty (30) days’ notice for such termination.  Constructive Termination by the Company (as the term is defined in Paragraph 5(g)) constitutes Termination without Cause by the Company for purposes of this Agreement. In case of termination pursuant to this Paragraph 5(b), and subject to a release described below, the Executive shall be entitled to:

(i)Severance.  If Executive executes a separation agreement in a form substantially similar to the agreement set forth in Exhibit G (“Separation Release”), releasing all legal claims except for those that cannot legally be released and Executive continues to comply with all terms of such separation agreement, and any other agreements signed by the Executive with the Company, then the Company shall pay Executive severance compensation equal to twelve (12) full calendar months of his then current Base Salary (“Severance” or “Salary Continuation”).  Salary continuation payments will be made at the Company’s regular payroll intervals, provided, however, payments accruing for payroll periods prior to the date that the Company has received a signed and effective separation agreement and release shall be suspended and paid on the first payroll date following the effective date of the separation and release.

(ii)Continuation of Benefits. In addition to Severance, the Company shall continue to provide to Executive and to the Executive’s eligible dependents with the same level of welfare and health benefits, including without limitation medical, dental, vision, accident, disability, life insurance, and other welfare benefits in place prior to termination of employment for a period of twelve (12) months after the effective date of such termination, on substantially the same terms and conditions (including contributions required by the Executive for such benefits) as existed immediately prior to termination; provided that, if Executive cannot continue to participate in the Company’s, TTEC Parent’s or successor’s benefit plans, TTEC Parent or successor shall otherwise provide such benefits on the same after-tax basis as if continued participation had been permitted.

(iii)If the Company terminates this Agreement without Cause under this Paragraph 5(b), and the Company pays Executive the compensation earned as of the effective date of the termination, and provides to Executive incremental compensation and continuation of benefits on the terms specified in this Paragraph 5(b), the Company’s acts in doing so shall be in complete accord and satisfaction of any claims that Executive has or may at any time have against the Company or TTEC Parent, including claims for compensation, benefits or payments of any kind arising from or relating, in whole or part, to the Executive’s employment with the Company and/or this Agreement. If the Separation Release referenced above is not signed within thirty (30) days from the date when such agreement is presented to Executive (which the Company shall present no later than fifteen (15) days after the effective date of Executive’s termination), then Executive waives his right to receive any severance compensation pursuant to this Agreement, even if Executive were to successfully litigate any claim against the Company and/or TTEC Parent.

c.Termination by the Company for Cause.  The Company may terminate this Agreement with no notice for Cause, as that term is defined in Paragraph 5(d), with the Company's only obligation being the payment of any salary and compensation earned as of the date of termination, reimbursement of any reasonable business expenses incurred by the Executive in accordance with the Company’s expense reimbursement policies, and any continuing obligations under the Company benefit plans then in effect, and without liability for severance compensation of any kind.

d.Definition of “Cause”.  For purposes of this Agreement, “Cause” shall have the following meaning:

(i)Fraud, theft, embezzlement (or attempted fraud, theft, embezzlement), dishonest acts or illegal conduct;

(ii)Other similar acts of willful misconduct on the part of Executive resulting in damage to TTEC Parent or the Company, including without limitation a material breach by the Executive of the requirements of the Ethics Code that results in negative publicity for the Company, TTEC Engage, or TTEC Parent;

(iii)A material breach by the Executive of this Agreement;

(iv)Use of any controlled substance or alcohol while performing Executive’s duties, except as part of a TTEC Parent, TTEC Engage, Company-sponsored event in connection with a business-related social engagement such as a trade conference or customer entertainment, but only in moderation and in a professional manner that reflects positively on TTEC Parent and the Company; with visible inebriation at a business-related social engagement constituting a cause for immediate termination;

(v)A breach of a fiduciary duty that results in an adverse impact to TTEC Parent or the Company or in personal profit to the Executive (as determined by the Company based on its conflict-of-interest policies outlined in the Ethics Code);

(vi)Use of trade secrets or confidential information of TTEC Parent, TTEC Engage, or the Company, other than in pursuit of TTEC Parent or TTEC Engage business;

(vii)Aiding a competitor of TTEC Parent;

(viii)Failure by the Executive in the performance of his duties that results in material adverse effect on TTEC Parent, TTEC Engage or TTEC Parent subsidiary companies.

If the act or acts constituting Cause are susceptible of cure, Company will provide Executive with written notice setting forth the acts constituting Cause and providing that Executive may cure such acts within thirty (30) days of receipt of such notice.  Any recurrence of acts constituting Cause within one (1) year of the original occurrence will void Executive’s right to such pre-termination right to cure.

e.Termination upon Executive’s Death.  This Agreement shall terminate immediately upon Executive’s death.  Thereafter, the Company shall pay to the Executive’s estate all compensation fully earned, and benefits fully vested as of the last date of Executive’s continuous, full-time active employment with the Company; and will provide the estate with the reimbursement of any reasonable business expenses that the Executive incurred prior to his death in accordance with the Company’s expense reimbursement policies.  For purposes of this Agreement, continuous, full-time active employment shall be defined as the last date upon which Executive continuously performed his job responsibilities on a regular, full-time basis consisting of at least 35 hours per week, and in the usual course of the Company’s business (“Continuous Full-Time Active Employment”).  In case of Executive’s death, the Company shall not be required to pay any form of severance or other compensation concerning, or on account of the Executive’s employment with the Company or the termination thereof.

f. Termination Due to or Following Disability.  During the first ninety (90) calendar days after a mental or physical condition that renders Executive unable to perform the essential functions of his position with reasonable accommodation (the “Initial Disability Period”), Executive shall continue to receive his Base Salary pursuant to Paragraph 2(a) of this Agreement.  Thereafter, if Executive qualifies for benefits under the Company’s long-term disability insurance plan (the “LTD Plan”), then Executive shall remain on leave for as long as Executive continues to qualify for such benefits, up to a maximum of 180 consecutive days (the “Long-term Leave Period”).  The Long-term Leave Period shall begin on the first day following the end of the Initial Disability Period.  During the Long-term Leave Period, Executive shall be entitled to any benefits to which the LTD Plan entitles the Executive, but no additional compensation from the Company in the form of salary, performance bonus, equity grants, allowances or otherwise. If during or at the end of the Long-term Leave Period Executive remains unable to perform the essential functions of his position, with or without reasonable accommodation, then the Company may terminate this Agreement and/or Executive’s employment. If the Company terminates this Agreement or Executive’s employment under this Paragraph 5(f), the Company’s payment obligation to Executive shall be limited to all compensation fully earned, reimbursement of all reasonable business expenses that the Executive incurred prior to the separation in accordance with the company’s expense reimbursement policies, and benefits fully vested as of the last date of Executive’s continuous, full-time active employment with the Company.

g. Termination for "Good Reason" or “Constructive Termination.” Termination by Executive for “Good Reason” or “Constructive Termination” by the Company may be triggered if, without Executive's express written consent, the occurrence of any of the following (in connection with or independent of a Change in Control event):

(i)Change in Responsibilities. The material adverse change in the Executive’s scope of responsibilities and duties (including the diminution of such duties and responsibilities), or material adverse change in the Executive’s reporting responsibilities or title by the Company, TTEC Parent, or in case of a Change in Control event by their successor.
(ii)Change in Compensation.  Any material reduction by the Company, TTEC Parent or, in case of a Change in Control event by successor, of the Executive’s total compensation package, including material adverse change in the annual salary, the incentive bonus ranges and targets, or the timing of payment of same as compared to the compensation package in effect as of the date hereof or immediately prior to a Change in Control event, as the case may be.  Notwithstanding anything in this provision to the contrary, a change in the compensation structure that is consistent with prevailing market trends, as supported by an independent report of a qualified compensation advisor to the Compensation Committee of the Board, the Company or its successor, shall not give rise to a ‘constructive termination’ or ‘termination for good reason’ claim.
(iii)Change in Location.  Any requirement of the Company or successor that Executive be based anywhere more than twenty-five (25) miles from the site where the Executive is located as provided in Paragraph 1(d) or the time of the Change in Control event.

(iv)Failure to Cause the Assumption of this Agreement.  Failure of the Company or TTEC Parent to assign and obtain the assumption of this Agreement from any successor in case of a Change in Control event.

An action taken in good faith and remedied by TTEC Parent or successor within fifteen (15) calendar days after receipt of the Executive’s notice thereof shall not constitute Good Reason or Constructive Termination under this Agreement. Executive must provide notice of termination of employment within thirty (30) calendar days of Executive’s knowledge of an event constituting “Good Reason” or such event shall not constitute “Good Reason” or “Constructive Termination” under this Agreement.

Termination of employment pursuant to this Paragraph 5(g) shall entitle Executive to the same severance payment and the continuation of benefits provided in Paragraph 5(b)(i) and 5(b)(ii), as if the Company terminated his employment without Cause; provided, however, that the provisions of Paragraph 5(b)(v) on the accord and satisfaction of any claims against the Company and the Separation Release shall also apply.

h. Termination in Connection with Change in Control Event. If a Change in Control event (as defined in Paragraph 4) occurs and if, at any time within three (3) months before and twelve (12) months after such Change in Control event’s effective date (“COC Period”), the Company, TTEC Parent, or their successors terminate Executive’s employment without Cause whether such termination occurs outright or pursuant to a Constructive Termination (as defined in Paragraph 5(g)), the Executive shall be entitled to and the Company, TTEC Parent or their successors shall cause the following to occur:

(i)Severance. If Executive executes a Separation Release in a form substantially similar to the agreement set forth in Exhibit G, releasing all legal claims except for those that cannot legally be released and agreeing to continue to comply with all terms of such separation agreement, and any other agreement signed by the Executive with the Company or successor, then the Company shall pay the Executive a lump-sum severance compensation equal to 1.5 times of Executive’s Base Salary in effect at the time of such termination (“COC Severance”) within ten (10) business days of the effective date of such Change in Control related termination; provided, however, if the COC Severance payment is due prior to the date that the Company or successor receive a signed and effective Separation Release, the payment obligation shall be suspended until the receipt of such signed Separation Release, and then paid as soon as reasonable but in no event later than ten (10) business days after such receipt.

(ii)Continuation of Benefits. In addition to COC Severance, the Company, TTEC Parent, or their successors shall continue to provide to Executive and to the Executive’s eligible dependents with the same level of welfare and health benefits, including without limitation medical, dental, vision, accident, disability, life insurance, and other welfare benefits in place prior to termination of employment, for a period of twelve (12) months after the effective date of such termination, on substantially the same terms and conditions (including contributions required by the Executive for such benefits) as existed immediately prior to termination; provided that, if Executive cannot continue to participate in TTEC Parent’s or successor’s benefit plans, TTEC Parent or successor shall otherwise provide such benefits (via lump sum compensation or in kind) on the same after-tax basis as if continued participation had been permitted.

(iii)Equity Vesting on Change in Control (double trigger). Notwithstanding any vesting schedule provisions contained in Equity Agreements that Executive may hold, any unvested equity that would vest pursuant to these awards on or after the Change in Control event effective date and would otherwise forfeit on termination of employment, shall vest in full as of employment termination date, if such termination occurs during the COC Period. .

i.  Continuing Obligations. Executive shall remain subject to the Company’s Agreement to Protect Confidential Information, Assign Inventions and Prevent Unfair Competition and Unfair Solicitation (“Confidentiality Agreements”), Equity Agreements, and any other similar agreements executed at any time during his employment, including without limitation his post-employment obligations under this Agreement, all of which survive termination of employment.

6.	Non-Disclosure, Non-Competition and Non-Solicitation.

As a senior member of the executive leadership team for TTEC Engage business segment, Executive is privy to TTEC Engage and TTEC Parent company-wide global business and financial strategy.  Therefore, as condition of the Appointment outlined in this Agreement, the Executive agrees and covenants for a period of twelve (12) months post separation of his employment with the Company (whatever the reason for such separation) not to -

a.Non-Compete Undertaking. Work or otherwise contribute his knowledge, directly or indirectly, in whole or in part, as an employee, officer, owner, manager, advisor, consultant, agent, partner, director, significant shareholder (i.e., a shareholder holding more than 5% of outstanding equity in any such entity), volunteer, intern or in any other similar capacity to a business/company engaged in the same or substantially similar business as the Company, its subsidiaries and affiliates, including customer experience as a service (CXaaS) offerings, digital customer engagement, customer acquisition & growth, content moderation, fraud prevention, and data annotation solutions; the delivery of CX technology and orchestration services through public or proprietary cloud-based CXaaS platform; designing, building, engineering and operating omnichannel contact center technology, conversational messaging, CRM, CX automation (AI / ML and RPA), and CX analytics solutions (collectively, “TTEC Business”).  The Non-Compete Undertaking shall apply only in the territory where the Company and TTEC Parent actually benefit and where it may reasonably expect to benefit from the Executive’s services, but only with respect to that aspect of TTEC Business that is substantially similar to the business that the Executive contributes to while employed by TTEC;
b. Employees Non-Solicitation Undertaking. Solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment, directly or indirectly, of any then current employee of the Company and TTEC Parent or their subsidiaries and affiliates or anyone who was an employee of the Company or TTEC Parent or their subsidiaries and affiliates within the previous six (6) month period; and
c.Client Non-Solicitation Undertaking. Solicit or interfere with business relationships between the Company and its current or prospective (actively pursued) clients of the Company, TTEC Parent or any of their subsidiaries and affiliates for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company, TTEC Parent or any of their subsidiaries and affiliates.  The term ‘actively pursued’ includes any prospective client of the Company or TTEC Parent or any of their subsidiary with respect to which TTEC positioned for an opportunity, submitted a proposal or responded to a request for information during a twelve (12) month period prior to the Executive’s separation of employment.
d.Acknowledgement. The Executive acknowledges that the non-competition and non-solicitation provisions above are fair and reasonable with respect to their scope and duration, given the Executive’s position with TTEC Engage and the impact such activities would have on the TTEC Business.  The Executive further acknowledges that the geographic restriction on competition included in this Paragraph 6 is fair and reasonable, given the nature and geographic scope of the TTEC Business, the investment of capital and resources by Company and TTEC Parent to develop its business operations, and the nature of the Executive’s position with the business.

The Executive also acknowledges that while employed by the Company or otherwise affiliated with TTEC Parent, the Executive has access to proprietary and unique trade secret information that would be valuable or useful to Company’s and TTEC Parent’s competitors and that the Executive has access to Company’s valuable customer relationships and thus acknowledges that the restrictions on the Executive’s future employment and business activities in TTEC’s industry as set forth in this Paragraph 6 are fair and reasonable.

The Executive acknowledges and is prepared for the possibility that his standard of living may be reduced during the non-competition and/or non-solicitation period and assumes and accepts any risk associated with that possibility, and further acknowledges that any such drop in the Executive’s standard of living does not constitute undue hardship.

e.Impact of COC on Restrictive Covenants. If Executive’s employment is terminated pursuant to provisions of Paragraph 5(h) (Termination in Connection with Change in Control Event) and if Executive is paid Change in Control related compensation and receives other benefits as provided in that Paragraph, the Executive agrees for the Non-Competition and Non-Solicitation undertakings of this Paragraph 6 to be extended from twelve (12) months to eighteen (18) months.
f.Consequences of Breach. If Executive breaches any of the material covenants and undertakings set forth in this Paragraph 6:

(i)The Executive and those who aid him in such breach shall be liable for all costs and business losses including any damages and out-of-pocket expenses associated with or resulting from such breach;

(ii)  Neither the Company nor TTEC Parent shall have any further liabilities to the Executive pursuant to this Agreement, including without limitation no liability for any compensation including cash bonuses or equity not yet granted or granted and unvested;

(iv) All unvested equity held by the Executive shall be immediately forfeited and cancelled;

(v) The value of any vested equity received by the Executive in connection with his employment with the Company must be paid by the Executive back to the Company since one of the primary purposes of the equity awards – Executive’s loyalty to the Company and TTEC Parent and the protection of their business through non-competition and non-solicitation -- would not have been realized by TTEC Parent;

(vi) The Executive hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief at law or specified in this Agreement.

7.Miscellaneous.

a.Relationship between this Agreement and Other Company Agreements.  In the event of any direct conflict between any term of this Agreement and any TTEC Parent, TTEC Engage and/or Company agreement, policy, procedure, guideline or other publication addressing the same terms and conditions contained in this Agreement, the terms of this Agreement shall control Executive’s employment.

b.Successors and Assigns.  TTEC Parent, TTEC Engage, the Company, their successors and assigns may in their sole discretion assign this Agreement to any person or entity in connection with the merger, acquisition or other business combination that results in the divestiture or transfer of all or substantially all the assets of the Company, TTEC Engage or TTEC Parent. This Agreement shall bind and inure to the benefit of TTEC Parent’s and the Company's successors or assigns.  This Agreement is for personal services and the Executive may not and shall not assign his rights or obligations hereunder.

c.IRSC Section 409A.
(i)Interpretation.  This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from, or complies with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Internal Revenue Service guidance and Treasury Regulations thereunder (collectively, “Section 409A”). It is the Parties’ intention that salary continuation payments under the Agreement will be exempt from the requirements of Section 409A because they are short term deferrals under Treas. Reg. Sec. 1.409A-1(b)(4) or payments under a separation pay plan within the meaning of Treas. Reg. Sec. 1.409A-1(b)(9) and the Agreement shall be construed and administered in a manner consistent with such intent.
(ii)Separation from Service; Separate Payments.  Notwithstanding anything in this Agreement to the contrary, to the extent that any payment or benefit subject to Section 409A, including an exemption from Section 409A, and such payment or benefit would otherwise be payable or distributable hereunder by reason of Executive’s termination of employment, all references to the Executive’s “termination of employment” shall be construed to mean a “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h), and Executive shall not be considered to have had a termination of employment unless such termination constitutes a “separation from service” with respect to Executive.  If under this Agreement, an amount is to be paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.
(iii)Specified Employee.  Notwithstanding anything in this Agreement to the contrary, if the Executive is a “specified employee” (within the meaning of Treasury Regulation Section 1.409A-1(i)) on the date of the Executive’s “separation from service”, any benefit or payment that constitutes non-exempt “nonqualified deferred compensation” (within the meaning of Section 409A) and is payable on account of the Executive’s separation from service shall be delayed in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i), and any such delayed payment shall be paid to the Executive in a lump sum during the ten (10) day period commencing on the earlier of (i) the expiration of a six-month period from the date of Executive’s “separation from service,” or (ii) Executive’s death.  To the greatest extent permitted under Section 409A, any separate payment or benefit under the Agreement will not be deemed to constitute “nonqualified deferred compensation” subject to Section 409A and the six-month delay requirement to the extent provided in the exceptions in Treasury Regulation Sections 1.409A-1(b)(4) or 1.409A-1(b)(9), or in any other applicable exception or provision of Section 409A.
(iv)Reimbursements.  With regard to any provision in this Agreement that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (x) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (y) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (y) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such arrangement provides for a limit on the amount of expenses that may be reimbursed over some or all of the period the arrangement is in effect and (z) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expenses were incurred.
(v)Cooperation.  If the Parties hereto determine that any payments or benefits payable under this Agreement intended to comply with Section 409A do not so comply, the Executive and the Company agree to amend this Agreement, or take such other actions as the Executive and the Company deem necessary or appropriate, to comply with the requirements of Section 409A, while preserving benefits that are, in the aggregate, no less favorable than the benefits as provided to the Executive under this Agreement.  If any provision of this Agreement would cause such payments or benefits to fail to so comply, such provision shall not be effective and shall be null and void with respect to such payments or benefits, and such provision shall otherwise remain in full force and effect.

d.Governing Law and Dispute Resolution.

(i)Good Faith Negotiation Requirement.  Executive, the Company and TTEC Parent agree that in the event of any controversy or claim arising out of or relating to Executive’s employment with and/or separation from the Company, they shall negotiate in good faith to resolve the controversy or claim privately, amicably and confidentially.  Each Party may consult with counsel in connection with such negotiations.

(ii)  Governing Law and Disputes. This Agreement will be construed and interpreted in accordance with the laws of the State of Nevada where the Company is incorporated, without regard to conflict of law principles. The Parties also agree that any action arising from or relating in any way to this Agreement shall be resolved and tried in the state or federal courts of Nevada, where the Company is incorporated. The Parties consent to jurisdiction and venue of those courts to the greatest extent allowed by law.

e.Severability. If any court of competent jurisdiction declares any provision of this Agreement invalid or unenforceable, the remainder of the Agreement shall remain fully enforceable.  To the extent that any court concludes that any provision of this Agreement is void or voidable, the court shall reform such provision(s) to render the provision(s) enforceable, but only to the extent absolutely necessary to render the provision(s) enforceable.

f.Modification of Agreement.  This Agreement or any other term or condition of employment may not be modified by word or deed, except in writing signed by the Executive and TTEC Chief People Officer, TTEC Engage Chief Executive Officer or successors in these roles, their specific title notwithstanding.

g.Waiver. No provision of this Agreement shall be deemed waived, nor shall there be an estoppel against the enforcement of any such provision, except by a writing signed by the party charged with the waiver or estoppel.  No waiver shall be deemed continuing unless specifically stated therein, and the written waiver shall operate only as to the specific term or condition waived, and not for the future or as to any act other than that specifically waived.

h. Construction.  Whenever applicable, masculine and neutral pronouns shall equally apply to the feminine genders; the singular shall include the plural and the plural shall include the singular.  The Parties have reviewed and understand this Agreement, and each has had a full opportunity to negotiate the agreement's terms and to consult with counsel of their own choosing.  Therefore, the Parties expressly waive all applicable common law and statutory rules of construction that any provision of this Agreement should be construed against the agreement's drafter and agree that this Agreement and all amendments thereto shall be construed as a whole, according to the fair meaning of the language used.

i.Dodd-Frank and Other Clawback Provisions. TTEC Incentive Recoupment Policy, attached as Exhibit H, is incorporated in this Agreement by reference.
j.Greatest Net Benefit.
(i)Anything in this Agreement to the contrary notwithstanding, in the event that the Executive determines (at his discretion and expense) that the receipt of any payments hereunder would subject the Executive to tax under Internal Revenue Code (the “Code”) Section 4999 or a successor provision, the Executive shall have the option at his discretion to cause TTEC Parent or successor to reduce the payment due to the Executive under this Agreement so that the net (after tax) benefit of the payments to the Executive is maximized (“Reduced Payment Election”).  The Executive shall have forty-five (45) calendar days from receipt of notice of the payment due under this Agreement or the payment itself under this Agreement, as the case may be, to advise TTEC Parent or successor of such election.

(ii)If the Executive accepts the full payment hereunder and thereafter within the period provided above determines that he/she wants to make the Reduced Payment Election, any payments received by the Executive in excess of the amount payable under Reduced Payment Election shall be treated for all purposes as a loan ab initio to the Executive, which the Executive shall repay to TTEC Parent or successor, together with appropriate interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code, within sixty (60) days of the Reduced Payment Election.
(iii)Nothing in this Paragraph 7(i) shall be interpreted to compel the Executive to make the Reduced Payment Election.
k.Assignment and Assumption of Agreement.  Concurrently with any Change in Control event or a business combination that may impact the legal implications of this Agreement, the Company, TTEC Parent shall cause any successor or transferee to assume unconditionally, by written instrument delivered to Executive, all of the obligations of the Company and TTEC Parent hereunder.  Failure of the Company or TTEC Parent to obtain such assumption prior to the effectiveness of any Change in Control event or other business combination, shall be a breach of this Agreement and shall constitute Good Reason entitling the Executive to resign, within thirty (30) calendar days of consummation of such Change in Control event or business combination, and receive compensation and benefits as provided in Paragraph 5(h).
l.Controlling Provisions.  The employment arrangement contemplated by this Agreement includes other related documents in addition to this Executive Employment Agreement, some of which are TTEC Parent and the Company’s standard documents not otherwise tailored to this transaction.  To the extent any provisions of these related agreements contradict the clear provisions and terms of this Executive Employment Agreement, the provisions of this Agreement shall be controlling.

Mr. Abou acknowledges and agrees that he reviewed and fully understands the terms and provisions of this Agreement; that he enters into it freely, knowingly, and mindful of the fact that it creates important legal obligations and affects his legal rights; and that he understands the need to and has had the opportunity to consult with counsel (if he so wishes) concerning this Agreement with legal counsel.

Executive /s/ John Abou_______________ John Abou Date: 5/17/2024	TTEC Services Corporation /s/ Michelle Swanback___________________ Michelle “Shelly” Swanback, TTEC President Date: 5/17/2024

List of Exhibits

Exhibit A:  Directors & Executive Officers U.S. Securities Laws Handbook

Attached in a separate document

Exhibit B:TTEC Ethics Code: How TTEC Does Business

https://www.ttec.com/sites/default/files/how-ttec-does-business-our-ethics-code-for-employees-suppliers-and-partners.pdf

Exhibit C:TTEC Executive and Senior Financial Officers Ethics Code

https://www.ttec.com/sites/default/files/senior-executives-and-financial-officers-code-of-ethics.pdf

Exhibit D:Executive Stock Holding Ownership Guidelines

Incorporated in this document below

Exhibit E:Welcome Aboard Restricted Stock Equity Grant Agreement

Attached in a separate document

Exhibit F:2024 TTEC Engage Goals and Performance Targets

Attached in a separate document

Exhibit G:Sample Separation and Release Agreement

Incorporated in this document below

Exhibit H:TTEC Executive Incentive Recoupment (Clawback) Policy

https://investors.ttec.com/static-files/c8d8459a-049e-472a-a3ef-35654486a970

Exhibit I:	Assurances in Connection with Certain Obligations to Prior Employer(s)

Incorporated in this document below